Exhibit 19

**Certain identified information has been excluded from this exhibit because it is both (i) not material and (ii) is the type that the registrant treats as private or confidential. Redacted information is indicated with brackets and asterisks ([***]).

Insider Trading Policy

Last Revision Date: December 2024
Policy Owner: [***}
Policy Approver: [***]
Geographic Scope: Global

This Insider Trading Policy, including the Addendum (collectively, this “Policy”), applies to (i) all directors of Assurant, Inc. (“Assurant”) and (ii) all employees, consultants and independent contractors of Assurant or its subsidiaries (collectively, the “Company”; all such persons, collectively, “Company Insiders”). Assurant will comply with all applicable rules and regulations with respect to trading in its own securities.

This Policy has been updated as of December 2024 and supersedes all previous policies of the Company concerning insider trading.

It is your obligation to read, understand and comply with this Policy.

Our Policy

Policy Statement

No Company Insider who is aware of material nonpublic information relating to the Company or its securities may, directly or indirectly, including through family members or other persons or entities as described below:

•buy, sell, gift or engage in any other transaction involving Company securities1, or

•recommend the purchase or sale of Company securities based on that information, share that information with others or otherwise “tip” others based on that information.

This prohibition does not apply to transactions pursuant to a pre-approved Rule 10b5-1 Plan (as defined and described below).

No Mitigating Circumstances

Transactions that may appear necessary or justifiable for independent reasons (such as the need to raise money for a personal financial emergency), or small transactions, are not exempt from this Policy.

Application to Family Members, Households and Controlled Entities

References in this Policy to “Company Insiders” and “covered persons” include anyone who lives in your household, as well as any family members or entities whose transactions in Company securities are directed by you or are subject to your influence or control. You are responsible for making sure that these other persons and entities comply with this Policy.

Application to Information of Another Company

When you have material nonpublic information about another company or its securities learned through your employment or position with the Company (such as a customer or supplier of the Company or a company that is negotiating a major transaction with the Company), or when you have material
1 Transfers of Company securities from one account to another, each owned and controlled solely by the same Company Insider, are exempt from this Policy.

nonpublic information about the Company that could reasonably be expected to affect the securities of another, unrelated company2, you may not trade in the securities of that other company.

Unauthorized Disclosure

You should treat all information that you receive about the Company as confidential and proprietary to the Company, unless the disclosure is (i) authorized by the Company, (ii) required by law or an order of a court or other regulatory or governmental body or (iii) voluntarily shared with the U.S. Securities and Exchange Commission (the “SEC”) concerning possible securities laws violations. In addition, you are prohibited from disclosing any Company-related nonpublic information via social media. Only authorized individuals may respond to inquiries by the media, investment analysts or others in the financial community.

Definition of Material Nonpublic Information

Material Information

In general, information is material if there is a substantial likelihood that a reasonable investor would consider it important in making a decision to buy, hold, sell or gift a security. Any information, whether positive or negative, that could reasonably be expected to affect the Company’s stock price should be considered material. Some examples of information that would ordinarily be regarded as material are:

•Earnings guidance or key earnings metrics, including changes in previously released earnings guidance or metrics;
•Earnings that are inconsistent with analysts’ consensus expectations;
•A pending or proposed merger, acquisition, tender offer, acquisition or disposition of significant assets, or offering of additional securities;
•Important business developments, such as the development of a significant new product or service, the gain or loss of a significant contract, customer or supplier, a cybersecurity incident or breach, or the impact of a major reportable catastrophe;
•Actual or threatened major litigation, or the resolution of such litigation;
•Significant reputational, regulatory or legislative developments affecting the Company;
•A change in or other significant development regarding executive management, in particular the CEO;
•A significant change in capital deployment priorities, including share repurchases and dividends; and
•The existence of financial liquidity problems or impending bankruptcy.

When Information is Public

Information is considered to be available to the public only after (1) it has been released broadly to the marketplace (such as by press release, webcast conference or a filing with the SEC and (2) the investing public has had time to absorb the information fully, which generally means one to two business days after the information has been released.
2 Regulators have prosecuted insider trading violations where an employee or insider has traded in the stock of another related company based on material nonpublic information learned in connection with their employment or role as an insider.

Definition of Securities of the Company

References to securities of the Company include the common stock of Assurant and any other securities issued by Assurant or its subsidiaries (such as debt securities), as well as derivative securities relating to Assurant.

Rule 10b5-1 Plans

In general, Rule 10b5-1 provides an affirmative defense to insider trading for transactions executed in accordance with a trading plan (a “Rule 10b5-1 Plan”) entered into when the Company Insider does not have material nonpublic information about the Company or its securities. Rule 10b5-1 Plans must comply with applicable rules and regulations in order to benefit from the defense, including the waiting period between entry into the plan and the first trade under such plan.
Rule 10b5-1 Plans entered into, modified or terminated by certain Company Insiders, along with the underlying transactions, must be publicly disclosed.
Pre-approval Procedures for Rule 10b5-1 Plans

The Company requires that all Company Insiders entering into, modifying or terminating a Rule 10b5-1 Plan receive pre-approval of such plan from a Securities Officer (as defined below).

At least five business days prior to the proposed entry into, modification or termination of a Rule 10b5-1 Plan, you must submit a request for pre-approval to [***]. The request must include: (1) a copy of the proposed Rule 10b5-1 Plan, modification or termination details, and (2) confirmation that you do not possess any material nonpublic information about the Company or its securities. Assurant’s Law Department will conduct an analysis and seek any necessary internal approvals. A Securities Officer (or his or her designee) will contact you to confirm or deny the request for pre-approval.

The Securities Officers are under no obligation to pre-approve any trading plan and may determine not to pre-approve such plan. If pre-approved, Assurant’s Law Department will work with your broker to complete any required documentation from the Company.

Additional Guidance

Before engaging in any transaction, you should carefully consider how enforcement authorities and others might view the transaction in hindsight and consult with a Securities Officer if you have any questions.

•Long-Term Equity Incentive Plan

oThis Policy does apply to any sale of the underlying stock.
oThis Policy does not apply to the exercise of a tax withholding right pursuant to which you elect to have the Company withhold stock to satisfy tax withholding requirements.

•401(k) Plan

oThis Policy does apply to certain elections you may make under your 401(k) plan, including to (1) increase or decrease your payroll deduction or the percentage of your or the Company’s contributions that will be allocated to the Assurant stock fund and (2) borrow money against your 401(k) plan account if the loan will result in a liquidation of some or all of your Assurant stock fund balance.
oThis Policy does not apply to purchases of Company securities in your 401(k) plan resulting from your periodic contribution pursuant to your payroll deduction election.

•Employee Stock Purchase Plan

oThis Policy does apply to any investment decision in the plan (including initial enrollments, withdrawals and changes in contributions) and to your sales of Company securities purchased under the plan.
oThis Policy does not apply to automatic re-enrollments and to purchases of Company securities in the employee stock purchase plan resulting from your periodic or lump sum contribution of money to the plan pursuant to the election you made at the time of your enrollment in the plan.

•Dividend Reinvestment Plan

oThis Policy does apply to voluntary purchases of Company securities resulting from additional contributions you make to a dividend reinvestment plan and to your election to participate or increase participation in the plan. In addition, this Policy does apply to your sale of any Company securities purchased pursuant to the plan.
oThis Policy does not apply to purchases of Assurant stock under a dividend reinvestment plan resulting from your reinvestment of dividends paid on such stock.

Hedges, Pledges, Margin Accounts and Other Speculative Trading Activities

You are prohibited from engaging in hedging transactions involving Company securities, holding Company securities in a margin account or pledging Company securities as collateral for a loan. In addition, you may not engage in short-term or speculative transactions in the Company’s securities, including buying or selling put or call options, or selling Company stock short.

Post-Termination Transactions

If you are in possession of material nonpublic information about the Company or its securities when your employment with or service to the Company terminates, you may not trade in Company securities until that information has become public or is no longer material.

The Consequences of an Insider Trading Violation

The SEC, the Department of Justice and the New York Stock Exchange each investigate and prosecute insider trading. Cases have been successfully prosecuted against trading by Company Insiders including through foreign accounts, trading by family members and friends, and trading involving only a small number of securities.

The consequences of an insider trading violation can be severe:

•Traders and Tippers: Company Insiders who engage in insider trading or tipping can be liable for significant criminal and civil penalties, including (1) a jail term, (2) criminal fines (no matter how small the profit), (3) civil penalties and (4) disgorgement of profits.

•Controlling Person Liability: If the Company, or its directors, officers and other supervisory personnel, fail to take appropriate steps to prevent illegal insider trading, they can be liable for significant penalties, including (1) a civil penalty and (2) a criminal penalty for individuals and for the Company.

•Company-Imposed Sanctions: Failure to comply with this Policy may also subject Company Insiders to Company-imposed sanctions, including dismissal for cause, whether or not the failure to comply results in a violation of law.

•Reputation: An insider trading violation, or even an investigation that does not result in prosecution, can tarnish one's reputation and irreparably damage a career.

Contact Us

Anyone who has a question about this Policy or its application to any proposed transaction may obtain additional guidance from [***], [***] [***] and/or [***], [***] [***] (each, a “Securities Officer”). You may also email [***].

The Securities Officers are authorized to deviate from the procedures set forth in this Policy (including the Addendum) so long as those deviations do not contravene the general purpose of this Policy and applicable securities laws. Waivers or exceptions to this Policy may be granted by the Securities Officers only under exceptional circumstances and following the necessary internal approvals.

While the Company has adopted this Policy to help Company Insiders avoid the severe consequences associated with violations of insider trading laws, you are ultimately responsible for your own trading and disclosure of information relating to the Company.

Certification or Acknowledgement of this Policy

In addition to completing insider trading training programs periodically administered by the Company, all Company Insiders (or, in the case of a consultant or other independent contractor, an authorized representative from such consultant or contractor) must certify or acknowledge their understanding of and intent to comply with the Insider Trading Policy, including the pre-clearance procedures and blackout period restrictions as applicable.

ADDENDUM TO INSIDER TRADING POLICY

Pre-clearance Procedures and
Blackout Period Restrictions

To help prevent inadvertent violations of insider trading laws and to avoid the appearance of transacting on the basis of material nonpublic information, this Addendum contains additional procedures and restrictions applicable to all Company Insiders that are listed on a separate Schedule of Covered Persons (“covered persons”). The Schedule of Covered Persons shall not be deemed to be a part of this Policy.

The Schedule of Covered Persons shall be maintained by Assurant’s Law Department, who will review the list periodically and amend it from time to time as appropriate.

Pre-clearance Procedures

If you are a covered person, you may not engage in any transaction (including gifts) involving the Company's securities at any time without first obtaining pre-clearance from a Securities Officer.

Pre-clearance Procedures for All Covered Persons

At least three business days prior to the proposed transaction date, you must submit a request for pre-clearance by email to [***]. The request must include: (1) the type and number of Company securities subject to the proposed transaction, (2) the proposed transaction date, (3) your broker’s contact information and (4) confirmation that you do not possess any material nonpublic information about the Company or its securities. Assurant’s Law Department will conduct any necessary analysis and seek any necessary internal approvals. A Securities Officer (or his or her designee) will contact you to confirm or deny the request for pre-clearance.

Additional Guidance

•No Obligation to Pre-clear. The Securities Officers are under no obligation to pre-clear a proposed transaction. If pre-clearance is denied, the Securities Officers are not obligated to provide a reason for the denial, and you must refrain from initiating the proposed transaction and may not inform any other person of the denial.

•Effectiveness. Any pre-clearance that is granted will generally be effective for three business days, during which the transaction may take place, unless you become aware of material nonpublic information during this time. Transactions not effected within the pre-clearance period are again subject to pre-clearance procedures.

•Withdrawal of Pre-clearance Approval. A Securities Officer may withdraw a pre-clearance approval upon the occurrence of a material event or development, with such withdrawal being effective immediately.

Individual Responsibility. Pre-clearance is not a defense to an insider trading violation, it is not legal advice and it in no way relieves you of your own legal obligation to refrain from transacting in the

Company’s securities while in possession of material nonpublic information. You are ultimately responsible for your own trading.

Blackout Period Restrictions
Blackout Period Restrictions

•Quarterly Blackout Periods. All covered persons are prohibited from transacting in the Company's securities during the period generally beginning one week prior to the end of Assurant’s fiscal quarter or fiscal year and generally ending after the second full business day following Assurant’s issuance of its quarterly earnings release.

•Event-specific Blackout Periods. From time to time, an event may occur that is material to the Company and is known by only a few Company Insiders, including the issuance of interim earnings guidance. So long as the event remains material and nonpublic, Company Insiders who are aware of the event may not transact in the Company's securities. An event-specific blackout may last for a long time.

oThe existence of an event-specific blackout will not be announced, other than to those who are aware of the event giving rise to the blackout. Any Company Insider made aware of the existence of an event-specific blackout may not disclose this information to any other person. The failure of the Securities Officers to designate a person as being subject to an event-specific blackout will not relieve that person of the obligation not to trade while aware of material nonpublic information.

Additional Guidance

You will be notified of the start and end of the blackout period. If you are subject to blackout period restrictions when your employment with or service to the Company terminates, you may not trade in Company securities until the expiration of such blackout period.

Exception for Pre-Approved Rule 10b5-1 Plans

Information on the pre-approval procedures for entry into a Rule 10b5-1 Plan are set forth above in this Policy. Trades by Company Insiders in the Company’s securities that are executed pursuant to an approved Rule 10b5-1 Plan are not subject to additional pre-clearance procedures or blackout period restrictions set forth above.